Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of the MFS International Investors Trust, which was held on October 19, 2001, the following actions were taken:
Item 1.  Trustees of the fund were elected as follows:
Number of shares
Nominee                    For                Withhold Authority
Jeffrey L. Shames         2,319,894.539         49,969.017
John W. Ballen            2,319,894.539         49,969.017
Lawrence H. Cohn          2,317,915.577         51,947.979
J. David Gibbons          2,318,271.081         51,592.475
William R.Gutow           2,319,894.539         49,969.017
J. Atwood Ives            2,319,894.539         49,969.017
Abby M. O'Neill           2,316,809.443         53,054.113
Lawrence T. Perera        2,319,894.539         49,969.017
William J. Poorvu         2,319,637.210         50,226.346
Arnold D. Scott           2,319,894.539         49,969.017
J. Dale Sherratt          2,317,915.577         51,947.979
Elaine R. Smith           2,319,894.539         49,969.017
Ward Smith                2,317,915.577         51,947.979
Item 2. The amendment or removal of certain fundamental investment policies. Number of Shares
For 1,848,937.919
Against 29,359.036
Abstain 56,921.601
Broker Non-votes 434,645.000
Item 3. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 2,300,916.112
Against 18,586.632
Abstain 50,360.812
Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the fund for the fiscal year ending May 31, 2002.
Number of Shares
For 2,315,460.658
Against 10,533.971
Abstain 43,868.927